Exhibit 99.1

Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300
Santa Ana, CA 92705

news release	714.667.8252 main
for immediate release	www.grubb-ellis.com

Contacts:	Damon Elder	Janice McDill
Phone:	714.975.2659	312.698.6707
Email:	damon.elder@grubb-ellis.com	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Completes Disposition
of Danbury Corporate Center
SANTA ANA, Calif. (June 4, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced it has completed the disposition of Danbury Corporate Center, located in Danbury, Conn., to an entity of The Matrix Realty Group Inc. for $72.4 million. The approximately $12.5 million in net proceeds from the sale will be used to pay down the company’s revolving credit facility.
With the Danbury Corporate Center transaction complete, Grubb & Ellis is actively engaged in seeking the disposition of the four remaining real estate assets currently held on the company’s balance sheet.
About Grubb & Ellis
Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through Grubb & Ellis Realty Investors, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax-deferred 1031 exchanges and other real estate investment funds. For more information, visit www.grubb-ellis.com.
###